Exhibit 10.14

Director Compensation Arrangement

Effective January 1, 2006, Hub International Limited’s directors receive annual equity compensation in the form of restricted share units equal to $25,000 in addition to compensation in the form of an annual retainer of $25,000, $1,000 per major Board or Committee meeting attended and $500 per minor Board or Committee meeting attended (the classification of the meeting to be determined jointly by the Chair of the Compensation Committee and the Chair of the Board, having regard to preparation time, meeting time and whether a significant decision or vote was required). In addition, the Audit Committee Chairperson receives an additional retainer of $10,000 (to be paid in cash or common shares); the Compensation Committee Chairperson receives an additional retainer of $5,000 (to be paid in cash or common shares); and the Nominating and Corporate Governance Committee Chairperson receives an additional retainer of $5,000 (to be paid in cash or common shares). Hub International Limited’s directors are reimbursed for travel and other out-of-pocket expenses incurred in attending Board or committee meetings or in otherwise being engaged in our business.